         ------------------------------------------------------------
         /  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  /
         /                     November 6, 2000                      /
          ----------------------------------------------------------
                                          REGISTRATION NO.  333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         ----------------------------
                                 SUNOCO, INC.
            (Exact name of Registrant as specified in its charter)

             PENNSYLVANIA                                23-1743282
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                 Identification No.)

   TEN PENN CENTER, 1801 MARKET STREET, PHILADELPHIA, PA       19103-1699
   (Address of principal executive offices)                    (Zip Code)

                    SUNOCO, INC. DEFERRED COMPENSATION PLAN
                           (Full title of the plan)
                      ----------------------------------
                                 ANN C. MULE'
               ASSISTANT GENERAL COUNSEL AND CORPORATE SECRETARY
                                 SUNOCO, INC.
                                TEN PENN CENTER
                              1801 MARKET STREET
                         PHILADELPHIA, PA  19103-1699
                    (Name and address of agent for service)


Telephone number, including area code, of agent for service: (215) 977-3000

                  -------------------------------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================
               /                 / PROPOSED   /  PROPOSED     /               /
TITLE OF       /                 / MAXIMUM    /  MAXIMUM      /               /
SECURITIES     /  AMOUNT         / OFFERING   /  AGGREGATE    /  AMOUNT OF    /
TO BE          /  TO BE          / PRICE      /  OFFERING     /  REGISTRATION /
REGISTERED     /  REGISTERED (2) / PER SHARE  /  PRICE    (2) /  FEE          /

-------------------------------------------------------------------------------
               /                 /            /               /               /
DEFERRED       /                 /            /               /               /
COMPENSATION   /  $8,000,000     / 100%       /  $8,000,000   /  $2,112       /
OBLIGATIONS (1)/                 /            /               /               /
================================================================================
Notes:

(1) The Deferred Compensation Obligations are unsecured obligations of Sunoco, Inc. to pay deferred compensation in the future in accordance with the terms of the Sunoco, Inc. Deferred Compensation Plan for a select group of eligible employees.

(2) The amount to be registered is estimated solely for the purpose of calculating the registration fee.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

     Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this registration statement (the "Registration Statement") in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents which have been filed by Sunoco, Inc. (hereafter the "Corporation" or the "Registrant") (File No. 1-
6841) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by this reference, and shall be deemed to be a part of this Registration Statement:

     (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended; and

     (b) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Sunoco, Inc. Deferred Compensation Plan meeting the requirements of Section 10(a) of the Securities Act.

                                    EXPERTS

     The consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in the prospectus and in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also incorporated by reference herein. The reports are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES

     Under the Sunoco, Inc. Deferred Compensation Plan, as amended and restated (the "Plan"), the Corporation will provide certain members of management and high level employees of the Corporation and its subsidiaries, who participate in the Sunoco, Inc. Executive Incentive Plan, the opportunity to defer receipt of all or a portion of the incentive bonus that they are entitled to receive. When a participant makes a deferral election, the amounts deferred pursuant to the Plan will be credited by book entry in the form of cash units or share units to the deferred bonus account maintained for the participant. In conjunction with a bonus award, the Compensation Committee may also determine a specified dollar amount to be credited to a participant's deferred bonus account in the form of either cash units or share units. The Plan is administered by the Compensation Committee of the Board of Directors.

     The obligations of the Corporation under the Plan to make payments to the Plan participants in the future in accordance with the terms of the Plan will be unsecured general obligations of the Corporation, and will rank equally with other unsecured and unsubordinated indebtedness of the Corporation outstanding from time to time. An aggregate principal amount of $8,000,000 of such obligations of the Corporation are being registered hereunder and are referred to herein as the "Deferred Compensation Obligations."

     The bonus and other amounts to be deferred by each Plan participant during any calendar year and the length of time of the deferral will be determined in accordance with the Plan based on elections made by the participant. Cash units in a participant's deferred bonus account shall be valued at $1.00 per unit. A participant will receive interest equivalents quarterly on the cash units in the account. Share units will be valued by dividing the bonus deferred by the average closing price of Sunoco, Inc. Common Stock, New York Stock Exchange - composite transactions for the 10-day period prior to the day on which the bonus would otherwise have been paid. A participant with share units will have credited to the deferred bonus account a dividend equivalent which is equal to the dividend declared on Sunoco Common Stock. Prior to payment or distribution, a participant may elect to convert all or a portion of share units to cash units.

     The deferred compensation obligations in the deferred bonus accounts will be distributed in accordance with the Plan at such time or times and by such method as elected by the participant which may be the first day of any year with certain provisions; or following retirement, termination of employment, death, disability or change of control as defined by the Plan; or as specified by the Compensation Committee in the case of deferrals made by the Committee. The Deferred Compensation Obligations shall be made out of the general funds of the Corporation.

     A participant's interest in the deferred bonus account is only a right to receive payments pursuant to the Plan. All amounts credited to the deferred compensation accounts on behalf of the participants are nonforfeitable. A participant's right to the Deferred Compensation Obligations cannot be sold, transferred, conveyed or encumbered (except for participant's designation of beneficiary).

     The Compensation Committee of the Board of Directors of the Corporation may amend any or all of the provisions of the Plan at any time, except that no Plan amendment may reduce for any participant the amount then credited to the participant's deferred bonus account without the consent of the participant.

     The Plan may be terminated at any time by the Board of Directors of the Corporation.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Ann C. Mule', Assistant General Counsel and Corporate Secretary of the Corporation, and an employee of the Corporation, has rendered an opinion with respect to the legality of the interests being registered. Ms. Mule' owns shares of Common Stock, and has options or other interests that entitle her to purchase or receive additional shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Pennsylvania Business Corporation Law variously empowers or requires the Corporation under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

     Article VII of the Corporation's Bylaws provides as follows:

ARTICLE VII: INDEMNIFICATION

GENERAL

     Section 1. The Corporation shall pay on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as Director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation or partnership, joint venture, sole proprietorship, trust or other enterprise, or who is or was serving as a fiduciary with respect to any employee benefit plan as a result of his employment by, or service as a Director of, the Corporation ("Indemnified Person") all expenses, including attorneys' fees and disbursements, incurred by such person in the defense or settlement of any civil, criminal, administrative or arbitrative proceeding pending, threatened or completed against such person by reason of his being or having been such Indemnified Person, and shall indemnify such person against amounts paid or incurred by him in satisfaction of settlements, judgments, fines, and penalties in connection with any such proceeding, including any proceeding by or in the right of the Corporation, except where such indemnification is expressly prohibited by applicable law or where the acts or failures to act of the Indemnified Person constitute willful misconduct, self-dealing or recklessness. The foregoing right to payment and to indemnification shall not be exclusive of other rights to which such person may be entitled as a matter of law or otherwise.

AGREEMENTS FOR INDEMNIFICATION AND FUNDING

     Section 2. The Corporation is authorized, but not required, to enter into agreements for indemnification with any Indemnified Person, however, failure to enter into such agreements shall not in any way limit the rights of such Indemnified Persons hereunder. The Corporation may, in addition to the foregoing, create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

EXPENSES

     Section 3. Expenses incurred by a Director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

DISPUTES

     Section 4. Any dispute related to the right to indemnification of or advancement of expenses to Indemnified Persons as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 which the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association.

     Article Ninth of the Corporation's amended and restated Articles of Incorporation provides that the Corporation's directors and officers will not be personally liable to the Corporation or its shareholders for monetary damages resulting from any action taken or any failure to take action as directors or officers, unless: (a) such director or officer has breached the duties of office or has failed to perform such duties in good faith, in a manner reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The Corporation has obtained Executive Liability Coverage and Executive Indemnification Coverage covering all claims during the policy period in an aggregate amount up to $100,000,000. The Executive Liability portion of this policy protects all directors and officers of the Corporation and its subsidiaries. This section of the policy provides protection for losses arising from any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties as directors and officers for which the director or officer is not indemnified by the Corporation. The Executive Indemnification portion of the policy protects the Corporation (subject to several limitations and exceptions) against losses for which it grants indemnification as permitted or required by law. The terms of the policy provide for the payment of an insurance deductible in the amount of $5,000,000 on a per occurrence basis, on all claims for which coverage under the policy has been provided. In February 1996, the Board of Directors approved and authorized the Corporation to enter into agreements of indemnification with each officer and director of the Corporation to provide for the Corporation's payment of the deductible for any claims for which coverage has been provided.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

Exhibits:

     5 Opinion of Ann C. Mule', Esq., Assistant General Counsel and Corporate Secretary of Sunoco, Inc. (relating to legality of the deferred compensation obligations being registered).

     23.1  Consent of Ernst & Young LLP.

     23.2  Consent of Ann C. Mule', Esq. (included in Exhibit 5).

     24.1 Power of Attorney executed by certain officers and directors of Sunoco, Inc.

     24.2 Certified copy of the resolution authorizing certain officers to sign on behalf of Sunoco, Inc. and the Sunoco, Inc. Deferred Compensation Plan.

     99 Sunoco, Inc. Deferred Compensation Plan, as amended and restated as of February 2, 2000 (incorporated by reference to Exhibit 10.5 of the Company's 1999 Annual Report on Form 10-K filed March 3, 2000, File No. 1-6841).

ITEM 9.  UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that the undertakings set forth in paragraphs
      (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on November 6, 2000.


SUNOCO, INC.

By:   /s/ THOMAS W. HOFMANN
      ---------------------
      Thomas W. Hofmann*
      Vice President and
      Chief Financial Officer

Date: November 6, 2000



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on November 6, 2000.

     Signatures                          Titles
     ----------                          ------


    RAYMOND E. CARTLEDGE*                Director
------------------------------
Raymond E. Cartledge

    ROBERT J. DARNALL*                   Director
------------------------------
Robert J. Darnall

    JOHN G. DROSDICK*                    Chairman of the Board,
------------------------------
John G. Drosdick                         Chief Executive Officer
                                         President, and Director
                                         (Principal Executive Officer)

     MARY JOHNSTON EVANS*                Director
------------------------------
Mary Johnston Evans

     THOMAS P. GERRITY*                  Director
------------------------------
Thomas P. Gerrity

    ROSEMARIE B. GRECO*                  Director
------------------------------
Rosemarie B. Greco

    THOMAS W. HOFMANN*                   Vice President and
------------------------------
Thomas W. Hofmann                        Chief Financial Officer
                                         (Principal Financial Officer)

    JAMES G. KAISER*                     Director
------------------------------
James G. Kaiser

    ROBERT D. KENNEDY*                   Director
------------------------------
Robert D. Kennedy

    JOSEPH P. KROTT*                     Comptroller
------------------------------
Joseph P. Krott                          (Principal Accounting
                                         Officer)

    NORMAN S. MATTHEWS*                  Director
------------------------------
Norman S. Matthews

    R. ANDERSON PEW*                     Director
------------------------------
R. Anderson Pew

                                         Director
------------------------------
G. Jackson Ratcliffe

    ALEXANDER B. TROWBRIDGE*             Director
------------------------------
Alexander B. Trowbridge



----------
*Thomas W. Hofmann, Vice President and Chief Financial Officer, by signing his name hereto, signs this Registration Statement individually, on behalf of the Registrant and as attorney-in-fact for each of the other persons indicated by asterisk above, pursuant to a power of attorney duly executed by such persons and filed with the Commission herewith.

                                 EXHIBIT INDEX

Exhibit No.                         Exhibit
------------   ---------------------------------------------------------------

     5 Opinion of Ann C. Mule', Esq., Assistant General Counsel and Corporate Secretary of Sunoco, Inc. (relating to legality of the deferred compensation obligations being registered).

     23.1      Consent of Ernst & Young LLP.

     23.2      Consent of Ann C. Mule', Esq. (included in Exhibit 5).

     24.1 Power of Attorney executed by certain officers and directors of Sunoco, Inc.

     24.2 Certified copy of the resolution authorizing certain officers to sign on behalf of Sunoco, Inc. and the Sunoco, Inc. Deferred Compensation Plan.

     99 Sunoco, Inc. Deferred Compensation Plan, as amended and restated as of February 2, 2000 (incorporated by reference to Exhibit 10.5 of the Company's 1999 Annual Report on Form 10-K filed March 3, 2000, File No. 1-6841).